FOR IMMEDIATE RELEASE

news	Contacts
	INVESTORS	Tom White	423 294 8996

	MEDIA	Jim Sabourin	423 294 6300

Unum Group Reports First Quarter 2019 Results

CHATTANOOGA, Tenn. (April 30, 2019) - Unum Group (NYSE: UNM) today reported net income of $280.9 million ($1.31 per diluted common share) for the first quarter of 2019, compared to net income of $273.5 million ($1.23 per diluted common share) for the first quarter of 2018.
Included in net income are net after-tax realized investment gains and losses on the Company’s investment portfolio. Excluding net after-tax realized investment gains and losses, after-tax adjusted operating income was $280.3 million ($1.31 per diluted common share) in the first quarter of 2019, and $275.1 million ($1.24 per diluted common share) in the first quarter of 2018.
“The first quarter was a very good start to 2019, with results consistent with our growth expectations for the year. Our core business segments continue to demonstrate the positive operating trends we have seen over the past several quarters, with solid premium growth and stable benefits experience driving strong margins and cash generation,” said Richard P. McKenney, president and chief executive officer. "Our strong financial position allows us to continue to execute on our strategy of growing our existing business, investing in our operations, and expanding our reach, while consistently returning capital to our shareholders."

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	1

RESULTS BY SEGMENT
We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of net realized investment gains and losses. These performance measures are in accordance with GAAP guidance for segment reporting, but they should not be viewed as a substitute for income before income tax or net income.
Unum US Segment
Unum US reported adjusted operating income of $252.3 million in the first quarter of 2019, an increase of 3.4 percent compared to adjusted operating income of $243.9 million in the first quarter of 2018. Premium income for the segment increased 4.4 percent to $1,501.9 million in the first quarter of 2019, compared to premium income of $1,438.8 million in the first quarter of 2018. Net investment income for the segment declined 6.2 percent to $182.1 million in the first quarter of 2019, compared to $194.2 million in the first quarter of 2018.
Within the Unum US operating segment, the group disability line of business reported a 0.5 percent decline in adjusted operating income to $82.6 million in the first quarter of 2019, compared to $83.0 million in the first quarter of 2018. Premium income in group disability increased 3.9 percent to $641.6 million in the first quarter of 2019, compared to $617.5 million in the first quarter of 2018, with growth in the in-force block due to higher sales and improved persistency. Net investment income declined by 7.6 percent to $100.0 million in the first quarter of 2019, compared to $108.2 million in the first quarter of 2018, due to a decrease in the level of invested assets, a decline in yield on invested assets, and lower miscellaneous investment income. The benefit ratio for the first quarter of 2019 was 74.7 percent, compared to 75.6 percent in the first quarter of 2018, due primarily to lower claims incidence and favorable claim recovery experience in our group long-term disability product line, partially offset by higher paid claim volumes in our group short-term disability product line. Group long-term disability sales were $36.9 million in the first quarter of 2019, an increase of 22.6 percent from $30.1 million in the first quarter of 2018. Group short-term disability sales were $20.9 million in the first quarter of 2019, an increase of 28.2 percent from $16.3 million in the first quarter of 2018. Persistency in the group long-term disability line of business was 90.9 percent in the first quarter of 2019, compared to 90.8 percent in the first quarter of 2018. Persistency in the group short-term disability line of business was 90.5 percent in the first quarter of 2019, compared to 86.6 percent in the first quarter of 2018.
The group life and accidental death and dismemberment line of business reported adjusted operating income of $67.4 million in the first quarter of 2019, an increase of 4.3 percent compared to adjusted operating income of $64.6 million in the first quarter of 2018. Premium income for this line of business increased 4.0 percent to $455.4 million in the first quarter of 2019, compared to $437.9 million in the first quarter of 2018, primarily due to prior period sales growth and overall favorable persistency. Net investment income declined 4.5 percent to $25.6 million in the first quarter of 2019, compared to $26.8 million in the first quarter of 2018, primarily due to a decline in yield on invested assets and lower miscellaneous investment income, partially offset by an increase in the level of invested assets. The benefit ratio in the first quarter of 2019 was 70.9

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

percent and was generally consistent with the benefit ratio of 70.7 percent in the first quarter of 2018. Sales in the group life and accidental death and dismemberment product line decreased 9.0 percent in the first quarter of 2019 to $40.6 million, compared to $44.6 million in the first quarter of 2018. Persistency in the group life line of business was 91.0 percent in the first quarter of 2019, compared to 89.3 percent in the first quarter of 2018. Persistency in the accidental death and dismemberment line of business was 90.3 percent in the first quarter of 2019, compared to 86.2 percent in the first quarter of 2018.
The supplemental and voluntary line of business reported an increase of 6.2 percent in adjusted operating income to $102.3 million in the first quarter of 2019, compared to adjusted operating income of $96.3 million in the first quarter of 2018. Premium income increased 5.6 percent to $404.9 million in the first quarter of 2019, compared to $383.4 million in the first quarter of 2018, driven primarily by higher prior period sales, particularly in our dental and vision products. Net investment income decreased 4.6 percent to $56.5 million in the first quarter of 2019, compared to $59.2 million in the first quarter of 2018, primarily due to a decline in yield on invested assets and lower miscellaneous investment income, partially offset by growth in the level of invested assets. The benefit ratio for the individual disability product line was 49.9 percent for the first quarter of 2019, compared to 51.0 percent for the first quarter of 2018, reflecting favorable claims incidence and lower average claim size. The benefit ratio for voluntary benefits was 35.4 percent in the first quarter of 2019, compared to a benefit ratio of 42.3 percent in the first quarter of 2018, due primarily to the release of active life reserves resulting from a higher level of policy terminations. The benefit ratio for dental and vision was 67.7 percent for the first quarter of 2019, compared to 68.6 percent for the first quarter of 2018, due primarily to lower claims utilization. Relative to the first quarter of 2018, sales in the individual disability line of business decreased 15.6 percent in the first quarter of 2019 to $15.1 million. Sales in the voluntary benefits line of business decreased 0.7 percent in the first quarter of 2019 to $152.4 million. Sales in the dental and vision line totaled $12.5 million for the first quarter of 2019, an increase of 2.5 percent compared to the first quarter of 2018. Persistency in the individual disability product line was 90.3 percent in the first quarter of 2019, compared to 90.7 percent in the first quarter of 2018. Persistency in the voluntary benefits product line was 73.0 percent in the first quarter of 2019, compared to 76.9 percent in the first quarter of 2018. Persistency in the dental and vision product line was 84.3 percent in the first quarter of 2019 compared to 85.0 percent in the first quarter of 2018.
Unum International Segment
The Unum International segment reported adjusted operating income of $29.1 million in the first quarter of 2019, a decrease of 2.3 percent from $29.8 million in the first quarter of 2018.
Premium income increased 10.3 percent to $154.0 million in the first quarter of 2019, compared to $139.6 million in the first quarter of 2018, primarily due to the addition of Unum Poland in the fourth quarter of 2018. Net investment income was $24.8 million in the first quarter of 2019, compared to $27.6 million in the first quarter of 2018.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Sales increased by 32.2 percent to $22.6 million in the first quarter of 2019, compared to $17.1 million in the first quarter of 2018.
The Unum UK line of business reported adjusted operating income, in local currency, of £21.6 million in the first quarter of 2019, an increase of 0.9 percent from £21.4 million in the first quarter of 2018. Premium income was £105.0 million in the first quarter of 2019, an increase of 4.7 percent from £100.3 million in the first quarter of 2018, driven by higher overall persistency and sales growth. Net investment income was £17.8 million in the first quarter of 2019, a decrease of 10.6 percent from £19.9 million in the first quarter of 2018, due primarily to a lower yield on fixed-rate bonds and lower investment income from inflation index-linked bonds, which we invest in to support the claim reserves associated with certain of our group policies that provide for inflation-linked increases in benefits. Partially offsetting the decrease in net investment income was a higher level of invested assets. The benefit ratio in the first quarter of 2019 was 70.2 percent, compared to 71.9 percent in the first quarter of 2018, reflecting the favorable impact of inflation-linked decreases in benefits related to our group products. Sales increased by 19.5 percent to £14.7 million compared to £12.3 million in the first quarter of 2018. Persistency in the group long-term disability line of business was 89.3 percent in the first quarter of 2019, compared to 86.7 percent in the first quarter of 2018. Persistency in the group life line of business was 85.7 percent in the first quarter of 2019, compared to 85.5 percent in the first quarter of 2018. Persistency in the supplemental line of business was 91.5 percent in the first quarter of 2019, which was consistent with the first quarter of 2018.
Colonial Life Segment
Colonial Life reported a 5.2 percent increase in adjusted operating income to $85.2 million in the first quarter of 2019, compared to adjusted operating income of $81.0 million in the first quarter of 2018.
Premium income for the first quarter of 2019 increased 5.3 percent to $419.3 million, compared to $398.3 million in the first quarter of 2018, primarily driven by sales growth, which includes the expansion of our dental and vision products, offset partially by a lower level of persistency. Net investment income totaled $36.9 million in the first quarter of 2019, compared to $37.3 million in the first quarter of 2018, primarily due to a decline in yield on invested assets and lower miscellaneous investment income, partially offset by an increase in the level of invested assets. The benefit ratio in the first quarter of 2019 was 51.1 percent, compared to 51.6 percent in the first quarter of 2018, reflecting favorable experience in the life product line, partially offset by unfavorable experience in the cancer and critical illness product line.
Sales increased 4.9 percent to $108.8 million in the first quarter of 2019 from $103.7 million in the first quarter of 2018, driven by growth in existing customer account sales and the expansion of our dental and vision products, partially offset by a decrease in new customer account sales. Persistency was 77.3 percent in the first quarter of 2019 and 79.0 percent in the first quarter of 2018.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

Closed Block Segment
The Closed Block segment reported adjusted operating income of $31.0 million in the first quarter of 2019, compared to $28.9 million in the first quarter of 2018.
Premium income declined 3.6 percent in the first quarter of 2019 compared to the first quarter of 2018, primarily due to policy terminations and maturities, partially offset by a slight increase in premium income for the long-term care line of business resulting from premium rate increases on certain in-force policies. Net investment income increased 2.6 percent to $346.6 million in the first quarter of 2019, compared to $337.7 million in the first quarter of 2018, primarily due to a higher level of invested assets, partially offset by lower miscellaneous investment income. The interest adjusted loss ratio for the individual disability line of business was 80.1 percent in the first quarter of 2019, compared to 77.1 percent in the first quarter of 2018, due to less favorable mortality experience and average new claim size. The interest adjusted loss ratio for the long-term care line of business was 88.5 percent in the first quarter of 2019 and was not comparable to the interest adjusted loss ratio of 96.6 percent in the first quarter of 2018 due to the update in our assumptions during the third quarter of 2018, but was consistent with our expectations. The interest adjusted loss ratio for the period subsequent to the update in our assumptions was 86.4 percent.
Corporate Segment
The Corporate segment reported an adjusted operating loss of $45.4 million in the first quarter of 2019, compared to an adjusted operating loss of $40.3 million in the first quarter of 2018, due primarily to lower net investment income and an increase in expenses resulting from a higher level of outstanding debt, a higher overall rate of interest, and higher pension costs.
OTHER INFORMATION
Shares Outstanding
The Company’s weighted average number of shares outstanding, assuming dilution, was 214.4 million for the first quarter of 2019, compared to 222.6 million for the first quarter of 2018. Shares outstanding totaled 212.3 million at March 31, 2019. During the first quarter of 2019, the Company repurchased approximately 2.7 million shares at a cost of approximately $100 million.
Capital Management
At March 31, 2019, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 360 percent, and cash and marketable securities in the holding companies equaled $594.0 million.
Book Value
Book value per common share as of March 31, 2019 was $42.68, compared to $42.95 at March 31, 2018.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

Outlook
The Company continues to expect after-tax adjusted operating income growth per share for full-year 2019 to be within the range of 4 percent to 7 percent.
NON-GAAP FINANCIAL MEASURES
We analyze our performance using non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The non-GAAP financial measure of "after-tax adjusted operating income" differs from net income as presented in our consolidated operating results and income statements prepared in accordance with GAAP due to the exclusion of net realized investment gains and losses as specified in the reconciliations in the Financial Highlights section below.  We believe after-tax adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business.
Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of realized investment gains or losses.  Although we may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.
We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals. We exclude these items as we believe them to be infrequent or unusual in nature, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.
Information reconciling the Company’s outlook on after-tax adjusted operating income growth per share to the comparable GAAP financial measure is not provided. The only amounts excluded from after-tax adjusted operating income are those described in the preceding paragraphs. The Company is unable to predict with reasonable certainty realized investment gains and losses, which are affected by overall market conditions and also by factors such as an economic or political change in the country of the issuer, a regulatory change pertaining to the issuer’s industry, a significant improvement or deterioration in the cash flows of the issuer, unforeseen accounting irregularities or fraud committed by an issuer, movement in credit spreads, ratings upgrades or downgrades, a change in the issuer’s marketplace or business prospects, or any other event that significantly affects the issuers of the fixed maturity securities which the Company holds in its investment portfolio.
CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Wednesday, May 1, at 9:00 a.m. (Eastern Time) to discuss the results of operations for the first quarter. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

The dial-in number for the conference call is (800) 479-1004 for U.S. and Canada (pass code 1053742). For international, the dial-in number is (323) 794-2598 (pass code 1053742). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. The Company will maintain a replay of the call on its website through Wednesday, May 8. A replay of the call will also be available by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) - pass code 1053742.
In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the first quarter of 2019 is available on the “Investors” section of the Company’s website.
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ABOUT UNUM GROUP
Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.
SAFE HARBOR STATEMENT
Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax adjusted operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) sustained periods of low interest rates; (2) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in governmental programs; (3) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity; (4) changes in or interpretations of laws and regulations, including tax laws and regulations; (5) a cyber attack or other security breach could result in the unauthorized acquisition of confidential data; (6) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (7) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (8) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (9) changes in our financial strength and credit ratings; (10) our ability to execute on our technology system upgrades or replacements; (11) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (12) actual experience in the broad array of our products that deviates from our assumptions used in pricing, underwriting, and reserving; (13) changes in accounting standards, practices, or policies; (14) effectiveness of our risk management program; (15) contingencies and the level and results of

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

litigation; (16) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (17) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (18) fluctuation in foreign currency exchange rates; (19) ability to generate sufficient internal liquidity and/or obtain external financing; (20) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; and (21) terrorism, both within the U.S. and abroad, ongoing military actions, and heightened security measures in response to these types of threats.
For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2018. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended March 31
	2019	2018
Revenue
Premium Income	$2,338.7	$2,250.0
Net Investment Income	594.7	602.3
Net Realized Investment Gain (Loss)	1.1	(2.2)
Other Income	53.1	49.5
Total Revenue	2,987.6	2,899.6

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	1,840.8	1,807.9
Commissions	290.1	282.3
Interest and Debt Expense	42.1	40.2
Deferral of Acquisition Costs	(173.7)	(169.3)
Amortization of Deferred Acquisition Costs	170.6	151.5
Other Expenses	464.4	445.9
Total Benefits and Expenses	2,634.3	2,558.5

Income Before Income Tax	353.3	341.1
Income Tax	72.4	67.6

Net Income	$280.9	$273.5

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$1.31	$1.23
Assuming Dilution	$1.31	$1.23

Weighted Average Common Shares - Basic (000s)	214,297.1	221,894.0
Weighted Average Common Shares - Assuming Dilution (000s)	214,429.7	222,577.0
Outstanding Shares - (000s)	212,290.3	221,168.7

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31
	2019		2018
	(in millions)	per share *	(in millions)	per share *
Net Income	$280.9	$1.31	$273.5	$1.23
Excluding:
Net Realized Investment Gain (Loss) (net of tax expense (benefit) of $0.5; $(0.6))	0.6	—	(1.6)	(0.01)
After-tax Adjusted Operating Income	$280.3	$1.31	$275.1	$1.24

* Assuming Dilution

	March 31
	2019		2018
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$9,060.5	$42.68	$9,499.5	$42.95
Excluding:
Net Unrealized Gain (Loss) on Securities	(0.1)	—	356.1	1.61
Net Gain on Hedges	230.1	1.08	273.5	1.24
Subtotal	8,830.5	41.60	8,869.9	40.10
Excluding:
Foreign Currency Translation Adjustment	(287.9)	(1.36)	(207.0)	(0.94)
Subtotal	9,118.4	42.96	9,076.9	41.04
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(444.4)	(2.09)	(505.0)	(2.28)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income (Loss)	$9,562.8	$45.05	$9,581.9	$43.32

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